Exhibit 99.1

For Immediate Release

TrueCar Reports Fourth Quarter and Full Year 2018 Financial Results

•	Fourth quarter total revenue up 10% from a year ago to $91.1 million; FY 2018 total revenue up 9% from FY 2017 to $353.6 million.

•
Fourth quarter net loss of $(6.4) million, or $(0.06) per basic and diluted share, compared to net loss of $(8.5) million, or $(0.08) per basic and diluted share, in the fourth quarter of 2017; FY 2018 net loss of $(28.3) million, or $(0.28) per basic and diluted share, compared to net loss of $(32.8) million, or $(0.35) per basic and diluted share, in FY 2017.

•
Fourth quarter Non-GAAP net income(1) of $2.7 million, or $0.03 per basic and diluted share, compared to Non-GAAP net income of $4.9 million, or $0.05 per basic and diluted share, in the fourth quarter of 2017; FY 2018 Non-GAAP net income of $11.1 million, or $0.11 per basic and diluted share, compared to Non-GAAP net income of $7.2 million, or $0.08 per basic and $0.07 per diluted share, in FY 2017.

•
Fourth quarter Adjusted EBITDA(2) of $8.1 million, representing an Adjusted EBITDA margin(3) of 8.9%, compared to Adjusted EBITDA of $7.5 million, representing an Adjusted EBITDA margin of 9.0%, in the fourth quarter of 2017; FY 2018 Adjusted EBITDA of $32.9 million, representing an Adjusted EBITDA margin of 9.3%, compared to Adjusted EBITDA of $28.9 million, representing an Adjusted EBITDA margin of 8.9%, in FY 2017.

•	Fourth quarter units(4) were 257,017, up from 239,521 in the fourth quarter of 2017; FY 2018 units were 1,005,029, up from 952,834 units in FY 2017.

•	Franchise dealer count(5) was 12,674 as of December 31, 2018, a 4% increase from 12,142 as of December 31, 2017.

•	Independent dealer count(6) was 3,655 as of December 31, 2018, a 23% increase from 2,979 as of December 31, 2017.

SANTA MONICA, Calif., February 14, 2019 – TrueCar, Inc. (NASDAQ: TRUE) today announced its financial results for the fourth quarter and year-ended December 31, 2018.

Management Commentary

“While we are cautious in our 2019 guidance, we remain confident in our ability to reaccelerate revenue growth, through continued innovation on our core experience, the addition of new OEM clients and the roll-out of new products, including trade and digital retailing,” said Chip Perry, TrueCar’s President and Chief Executive Officer.

(1)	Non-GAAP net income is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(2)	Adjusted EBITDA is a Non-GAAP financial measure. Refer to its definition and accompanying reconciliation to GAAP net loss below.

(3)	Adjusted EBITDA margin is a Non-GAAP financial measure, calculated as Adjusted EBITDA divided by total revenue.

(4)
We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com and our mobile applications or the car buying sites and mobile applications we maintain for our affinity group marketing partners.

(5)
We define franchise dealer count as the number of franchise dealers in the network of TrueCar Certified Dealers at the end of a given period. This number is calculated by counting the number of brands of new cars sold at each individual location, or rooftop, regardless of the size of the dealership that owns the rooftop. Note that this number excludes Genesis franchises on our program due to Hyundai’s transition of Genesis to a standalone brand. In order to facilitate period over period comparisons, we have continued to count each Hyundai franchise that also has a Genesis franchise as one franchise dealer rather than two.

(6)
We define independent dealer count as the number of dealers in the network of TrueCar Certified Dealers at the end of a given period that exclusively sell used vehicles and are not directly affiliated with a new car manufacturer. This number is calculated by counting the number of individual locations, or rooftops, regardless of the size of the dealership that owns the rooftop.

Fourth Quarter 2018 Financial Highlights

•	Total revenue of $91.1 million, up 10% from $83.1 million in the fourth quarter of 2017.

•	Net loss of $(6.4) million, or $(0.06) per basic and diluted share, compared to net loss of $(8.5) million, or $(0.08) per basic and diluted share, in the fourth quarter of 2017.

•	Non-GAAP net income of $2.7 million, or $0.03 per basic diluted share, compared to Non-GAAP net income of $4.9 million, or $0.05 per basic and diluted share, in the fourth quarter of 2017.

•
Adjusted EBITDA of $8.1 million, representing an Adjusted EBITDA margin of 8.9%, compared to Adjusted EBITDA of $7.5 million, representing an Adjusted EBITDA margin of 9.0%, in the fourth quarter of 2017.

2018 Financial Highlights

•	Total revenue of $353.6 million, up 9% from $323.1 million in FY 2017.

•	Net loss of $(28.3) million, or $(0.28) per basic and diluted share, compared to net loss of $(32.8) million, or $(0.35) per basic and diluted share, in FY 2017.

•	Non-GAAP net income of $11.1 million, or $0.11 per basic and diluted share, compared to Non-GAAP net income of $7.2 million, or $0.08 per basic and $0.07 per diluted share, in FY 2017.

•	Adjusted EBITDA of $32.9 million, representing an Adjusted EBITDA margin of 9.3%, compared to Adjusted EBITDA of $28.9 million, representing an Adjusted EBITDA margin of 8.9%, in FY 2017.

Key Operating Metrics

•
Average monthly unique visitors(7) decreased 10% to 6.5 million in the fourth quarter of 2018, down from approximately 7.3 million in the fourth quarter of 2017. In FY 2018, average monthly unique visitors increased 2% to approximately 7.5 million, up from 7.4 million in FY 2017.

•	Units were 257,017 in the fourth quarter of 2018, up from 239,521 in the fourth quarter of 2017. In FY 2018, units were 1,005,029, up from 952,834 in FY 2017.

•	Monetization(8) was $334 during the fourth quarter of 2018, compared to $328 during the fourth quarter of 2017. Monetization was $333 during FY 2018 compared to $319 during FY 2017.

•	Franchise dealer count was 12,674 as of December 31, 2018, a 4% increase from 12,142 as of December 31, 2017.

•	Independent dealer count was 3,655 as of December 31, 2018, a 23% increase from 2,979 as of December 31, 2017.

Business Outlook

TrueCar’s guidance for the first quarter ending March 31, 2019 is as follows:

•	Revenues are expected to be in the range of $84 million to $86 million.

•	Adjusted EBITDA is expected to be in the range of $3 million to $5 million(9).

TrueCar’s guidance for the full year ending December 31, 2019 is as follows:

•	Revenues are expected to be in the range of $371 million to $378 million.

•	Adjusted EBITDA is expected to be in the range of $35 million to $40 million(9).

(7)
We define a monthly unique visitor as an individual who has visited our website, our landing page on our affinity group marketing partner sites or our mobile applications within a calendar month. We calculate average monthly unique visitors as the sum of the monthly unique visitors divided by the number of months in that period.

(8)
We define monetization as the average transaction revenue per unit, which we calculate by dividing all of our dealer revenue and OEM incentives revenue in a given period by the number of units in that period.

(9)
We are unable to provide reconciliations of forward-looking Adjusted EBITDA without unreasonable effort because of the uncertainty and potential variability in amount and timing of stock-based compensation and certain litigation costs, which are reconciling items between GAAP net loss and Adjusted EBITDA and could significantly impact GAAP results.

Conference Call Information

Members of our management will host a conference call today, February 14, 2019, to discuss our fourth quarter and full year 2018 results at 4:30 p.m. Eastern Time. To participate, domestic callers should dial 1-877-407-0789 and international callers should dial 1-201-689-8562. A replay of the call may be accessed the same day from 7:30 p.m. Eastern Time on Thursday, February 14, 2019 until 11:59 p.m. Eastern Time on Thursday, February 28, 2019 by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering replay pin number: 13687289. An archived version of the call will also be available upon completion on the Investor Relations section of our website at ir.truecar.com. We have used, and intend to continue to use, our Investor Relations website (ir.truecar.com), Twitter (@TrueCar), and Facebook (www.facebook.com/TrueCar) as means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our future revenue growth potential and opportunities; our outlook for the first quarter and full year 2019, including our expectations regarding future revenue and adjusted EBITDA; innovations in our core experience and new product offerings, including our trade and digital retailing products; and the addition of new OEM clients are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause our results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, our ability to maintain and improve our relationships with, and perception among, car dealerships and grow our network of Certified Dealers, on an overall basis, among dealers representing high-volume brands and in important geographies; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs, including new programs with automobile manufacturers, and our ability to successfully monetize them; our ability to increase the number of dealers participating in our automotive trade-in program, expand its geographic coverage and successfully monetize the TrueCar Trade product; our ability to attract significant OEMs to participate, and remain participants, in our OEM incentive programs; our dependence upon affinity group marketing partners, especially USAA; our ability to effectively and timely integrate our operations with those of any business we acquire and related factors, including the difficulties associated with the integration and the achievement of the anticipated benefits of the integration; our ability to comply with laws and regulations directly or indirectly applicable to our business, including newly-enacted and rapidly-changing data protection and net neutrality laws and regulations and changes in applicable tax laws and regulations; our ability to scale and compete effectively in an increasingly competitive market and to grow and enhance our brand; our ability to increase revenue from dealers on our subscription pricing model; our reliance on cloud services for much of our computing storage, bandwidth and other services; potential undetected errors or vulnerabilities in the software on which our products and internal systems rely; potential security breaches and improper access to or disclosure of our data or user data, or other hacking and phishing attacks on our systems; potential catastrophic events or geopolitical conditions that disrupt our business; political and macro-economic issues that affect the automobile industry, including changes in interest rates, consumer demand and import tariffs; our ability to attract, retain and integrate qualified personnel; our ability to successfully resolve litigation to which we are party; and other risks and uncertainties described more fully under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the Securities and Exchange Commission, or SEC, and our Annual Report on Form 10-K for the year ended December 31, 2018 to be filed with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. All forward-looking statements in this press release are based on information available to our management as of the date of this press release and except as required by law, management assumes no obligation to update those forward-looking statements, which speak only as of their respective dates.

Use of Non-GAAP Financial Measures

This earnings release includes the following Non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income and Non-GAAP net income per share. We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, depreciation and amortization, stock-based compensation, certain litigation costs, lease exit costs and income taxes. We define Non-GAAP net income as net loss adjusted to exclude stock-based compensation, warrant expense, certain litigation costs and lease exit costs. We have provided below a reconciliation of each of Adjusted EBITDA and Non-GAAP net income to net loss, the most directly comparable GAAP financial measure. Neither Adjusted EBITDA nor Non-GAAP net income should be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.
We use Adjusted EBITDA and Non-GAAP net income as operating performance measures because each is (i) an integral part of our reporting and planning processes; (ii) used by our management and board of directors to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA and Non-GAAP net income facilitates operating performance comparisons on a period-to-period basis because these measures exclude variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA, Non-GAAP net income and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.
Our use of each of Adjusted EBITDA and Non-GAAP net income has limitations as an analytical tool, and you should not consider either in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect the payment or receipt of interest or the payment of income taxes;

•	neither Adjusted EBITDA nor Non-GAAP net income reflects changes in, or cash requirements for, our working capital needs;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or any other contractual commitments;

•	neither Adjusted EBITDA nor Non-GAAP net income reflects the costs to advance our claims in certain litigation or the costs to defend ourselves in various complaints filed against us;

•	neither Adjusted EBITDA nor Non-GAAP net income reflects the lease exit costs associated with consolidation of our office locations in Santa Monica, California in December 2015;

•	neither Adjusted EBITDA nor Non-GAAP net income considers the potentially dilutive impact of shares issued or to be issued in connection with stock-based compensation; and

•	other companies, including companies in our own industry, may calculate Adjusted EBITDA and Non-GAAP net income differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, you should consider Adjusted EBITDA and Non-GAAP net income alongside other financial performance measures, including our net loss, our other GAAP results and various cash flow metrics. In addition, in evaluating Adjusted EBITDA and Non-GAAP net income, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Non-GAAP net income and you should not infer from our presentation of Adjusted EBITDA and Non-GAAP net income that our future results will not be affected by these expenses or any unusual or non-recurring items.

About TrueCar

TrueCar, Inc. (NASDAQ: TRUE) is a digital automotive marketplace that provides comprehensive pricing transparency about what other people paid for their cars and enables consumers to engage with TrueCar Certified Dealers who are committed to providing a superior purchase experience. TrueCar operates its own branded site and its nationwide network of more than 16,000 Certified Dealers, and also powers car-buying programs for some of the largest U.S. membership and service organizations, including USAA, AARP, American Express, AAA and Sam's Club. Over one-half of all new car buyers engage with the TrueCar network during their purchasing process. TrueCar is headquartered in Santa Monica, California, with an office in Austin, Texas. For more information, go to www.truecar.com. Follow TrueCar on Facebook or Twitter.

Investor/Media Contact:
Alison Sternberg
Senior Vice President, Investor Relations and Communications
424-258-8771
asternberg@truecar.com

TRUECAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Revenues	$91,074	$83,133	$353,571	$323,149
Costs and operating expenses:
Cost of revenue	8,213	7,617	31,154	28,227
Sales and marketing	55,952	47,899	213,415	185,397
Technology and development	14,715	15,953	61,348	59,070
General and administrative	13,135	17,612	54,140	61,646
Depreciation and amortization	5,869	4,955	22,677	22,472
Total costs and operating expenses	97,884	94,036	382,734	356,812
Loss from operations	(6,810)	(10,903)	(29,163)	(33,663)
Interest income	1,072	476	3,314	1,260
Interest expense	(664)	(655)	(2,649)	(2,610)
Loss before income taxes	(6,402)	(11,082)	(28,498)	(35,013)
Benefit from income taxes	(9)	(2,607)	(177)	(2,164)
Net loss	$(6,393)	$(8,475)	$(28,321)	$(32,849)
Net loss per share:
Basic and diluted	$(0.06)	$(0.08)	$(0.28)	$(0.35)
Weighted average common shares outstanding, basic and diluted	104,065	100,081	102,149	94,865

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
 (In thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net loss	$(6,393)	$(8,475)	$(28,321)	$(32,849)
Non-GAAP adjustments:
Interest income	(1,072)	(476)	(3,314)	(1,260)
Interest expense	664	655	2,649	2,610
Depreciation and amortization	5,869	4,955	22,677	22,472
Stock-based compensation	8,903	9,580	37,219	32,241
Certain litigation costs (1)	161	3,827	2,157	7,967
Lease exit costs (2)	—	—	—	(133)
Benefit from income taxes	(9)	(2,607)	(177)	(2,164)
Adjusted EBITDA	$8,123	$7,459	$32,890	$28,884

(1)
The excluded amounts relate to legal costs incurred in connection with complaints filed by non-TrueCar dealers and the California New Car Dealers Association against us and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims may be significant pending resolution.

(2)
The excluded amounts represent updates to the initial estimate of our lease termination costs associated with the consolidation of our office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

TRUECAR, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP NET INCOME
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Net loss	$(6,393)	$(8,475)	$(28,321)	$(32,849)
Non-GAAP adjustments:
Stock-based compensation	8,903	9,580	37,219	32,241
Certain litigation costs (1)	161	3,827	2,157	7,967
Lease exit costs (2)	—	—	—	(133)
Non-GAAP net income (3)	$2,671	$4,932	$11,055	$7,226

Non-GAAP net income per share:
Basic	$0.03	$0.05	$0.11	$0.08
Diluted	$0.03	$0.05	$0.11	$0.07

Weighted average common shares outstanding:
Basic	104,065	100,081	102,149	94,865
Diluted	105,945	103,645	104,378	99,923

(1)
The excluded amounts relate to legal costs incurred in connection with complaints filed by non-TrueCar dealers and the California New Car Dealers Association against us and consumer class action lawsuits. We believe the exclusion of these costs is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters. We expect the cost of defending these claims may be significant pending resolution.

(2)
The excluded amounts represent updates to the initial estimate of our lease termination costs associated with the consolidation of our office locations in Santa Monica, California in December 2015. We believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(3)
There is no income tax impact related to the adjustments made to calculate Non-GAAP net income because of our available net operating loss carryforwards and the full valuation allowance recorded against our net deferred tax assets at December 31, 2018 and December 31, 2017.